Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/05/2006	$42,000	Amsterdam Funding Corp	4.345%	02/14/2006
01/18/2006	30,000	Amsterdam Funding Corp	4.440	03/01/2006
02/03/2006	10,000	Greyhawk Funding LLC CP	4.520	03/13/2006
02/24/2006	15,000	Windmill Funding Corp.	4.560	04/06/2006
03/06/2006	45,000	Windmill Funding Corp.	4.610	04/19/2006
03/08/2006	10,000	Ranger Funding Company	4.600	04/03/2006
03/09/2006	15,000	Greyhawk Funding LLC CP	4.630	04/12/2006
05/02/2006	30,000	Greyhawk Funding LLC CP	4.990	06/05/2006
05/25/2006	35,000	Stanfield Victoria Finance	5.070	06/04/2007
07/26/2006	31,000	CC USA Inc.	5.400	10/26/2006
11/20/2006	41,000	Vicotry Receivables Corp	5.280	12/19/2006
11/29/2006	37,495	Sigma Finance Inc.	5.370	02/27/2007
12/06/2006	20,000	Charta LLC	5.460	02/02/2007
12/06/2006	50,000	Charta LLC	5.480	02/23/2007